SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

      FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:   DEUTSCHE FAMILY OF FUNDS, INC.

Address of Principal Business Office:  c/o Deutsche Family of Funds,
 2nd Federated Square, Pittsburgh, Pennsylvania  15222

Telephone Number:   (800) 245-5000

Name and address of agent for service of process:
         Brian Lee
         Deutsche Fund Management, Inc.
         31 West 52nd Street
         New York, NY  10019


Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
   YES [X]                                                  NO [ ]


                                    SIGNATURE

                Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston, in the Commonwealth of Massachusetts on the 23rd day of May, 1997.

DEUTSCHE FAMILY OF FUNDS


By  /s/ROBERT D. MANCUSO
    Robert D. Mancuso
    As Trustee and not Individually




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